UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2006

Indus International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22993	94-3273443
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3301 Windy Ridge Parkway, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-952-8444

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2006, Indus International, Inc. ("Indus") entered into a Third Amendment (the "Third Amendment") to its Amended and Restated Lease Agreement with Cousins Properties Incorporated (the "Lease"). The Third Amendment, which is effective on February 1, 2006, eliminates from the Lease three vacant floors of the building currently being leased by Indus at its Atlanta headquarters. Indus has agreed to pay Cousins a $2.3 million termination fee in exchange for the revisions to the Lease contained in the Third Amendment. In addition, the Company expects to incur other related expenses of approximately $700,000 for commissions and leasehold improvement write-offs. Indus will continue to occupy three floors of the building under the Lease which expires in 2012. The Third Amendment also contains various customary provisions relating to common space usage and similar matters.

The Company has sufficient restructuring reserves included in its financial statements as of December 31, 2005, and does not expect to record additional restructuring expense in the fourth quarter of the current fiscal year as a result of the lease amendment.

The material terms of the Lease are incorporated by reference to Exhibit 10.12 to Indus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Indus International, Inc.

February 1, 2006	By:	Patrick M. Henn

Name: Patrick M. Henn
Title: Executive Vice President and Chief Financial Officer